Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

FTI CONSULTING

Moderator: Eric Boyriven

February 26, 2010

8:00 am CT

Operator: Good day everyone and welcome to the FTI Consulting Fourth Quarter 2009 conference call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I would like to turn the conference over to Mr. Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2009 fourth quarter results which were reported earlier this morning.

Management will begin with formal remarks after which we will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions, business trends and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward looking statements, investors should review the Safe Harbor statement in the earnings press release we issued this morning, a copy of which is available on our Website at www.fticonsulting.com as well as the disclosures under the heading Risk Factors and forward looking information in our most recent form 10-K and in our other filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this earnings call.

During the call, we will discuss certain non-GAAP financial measures such as EBITDA. For discussion of these non-GAAP financial measures as well as reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP measures, investors should review the earnings press release we issued this morning.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you, Eric. Good morning and thanks to everyone for joining us to discuss our fourth quarter and full year 2009. These results were released this morning and I hope you’ve had a chance to review them.

If you have not, they are available on our Website at www.fticonsulting.com. With me this morning on the call are Dennis Shaughnessy, our Chairman, Dom DiNapoli, our Chief Operating Officer, Jorge Celaya, our Chief Financial Officer and David Bannister, our Chief Administrative Officer.

The recurring theme to 2009 has been the transition of the world from the paralysis and negativism that was so pervasive in late 2008 to one where the capital markets are more open.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Credit has become more available. Companies are more willing to invest in their businesses and confidence has begun to return. At FTI, we are seeing this transition in the drivers of our business moving from activities that prevailed in the downturn between late 2007 through most of last year, like bankruptcy and restructuring, to those that are more aligned with economic expansion such as capital markets, M&A, brand building and more normalized levels of litigation.

As we have done through the entire credit crisis and recession, in the fourth quarter we continued to grow and our consolidated revenues, EBITDA and EPS exceeded many results for our fourth quarter in our history.

Our revenues in the quarter increased 6.2% from $322.9 million a year ago to $342.9 million this year. EBITDA increased 14.5% from $70.6 million to $80.8 million.

And EBITDA margins increased 170 basis points over the fourth quarter last year and were the highest for any quarter in 2009. Finally, earnings per share increased from $0.56 last year to $0.71 in this year’s fourth quarter, an increase of 27%.

For the full year 2009 we reported revenues of $1.4 billion, up more than 8% over last year EBITDA of $317 million — excuse me, EBITDA of $317 million was up 13.5% year over year and was 22.7% of revenues compared to 21.6% a year ago.

Earnings per share were $2.70, an increase of 19.5%, over $2.26 in 2008. Given all the challenges the world faced in 2009, it was a very solid performance.

Of course we would not have achieved this without the exceptional people at FTI who stand with their clients throughout all cycles of the economy. I would like to recognize them for their outstanding commitment to our success.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

We continued to manage our business not only for profitability but also to ensure that we convert our profits into cash. At $88 million operating cash flow in the quarter was solid due to strong receivables collections.

Managing our receivables remains a focus for us and our average DSOs in December were 68 days, down from 74 days in the same month last year.

For the full 2009 we generated $251 million in operating cash flow or 175% of our net income of $143 million for the year, an increase of 27% over the previous year. Free cash flow after capital expenditures was $222 million for the year.

This strong free cash flow enabled us to fund our recently completed $250 million accelerated stock buy back program and still have $134 million of cash, cash equivalents and short term investments at year end.

We are comfortable that our current liquidity, including our unused $175 million credit line and access to the public debt markets give us the resources we need to pursue our strategy and fund our growth.

Now I’ll talk about the segments. Corporate finance restructuring had what could only be described as a fantastic year in 2009, the best year of a lifetime for most of our practitioners.

Revenues in the quarter grew 16.5% over last year which is even more impressive given the extremely strong performance in the comparable quarter last year.

Our focus on industry-specific expertise is paying off as our health care and media and telecom practices both had excellent growth in the quarter.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Other key industries where we saw growth were financial services, real estate, insurance, entertainment and energy. EBITDA and corporate finance increased approximately 18% over last year to $43.8 million and EBITDA margin at 35.1% was higher than the 34.7% we reported a year ago.

In fact, apart from the exceptional performance in the second quarter of this year it was the highest margin in the last five years. The slow environment for litigation and regulatory activity has been well documented by law firms and accounting firms and other publicly held companies.

Our forensic and litigation consulting segment performed well in the quarter while many of our peers are experiencing declines in their businesses, FLC’s fourth quarter revenues of $61.8 million were up approximately 5.5% year over year on the contributions from several large on going financial fraud cases and continued strong showings by our intellectual property, regulated industries and Latin American investigations practices.

EBITDA in the quarter of $12.8 million increased from $12.2 million a year ago and the EBITDA margin of 20.6% was essentially unchanged from last year. FLC experienced its usual utilization seasonality in the fourth quarter but was up over last year for both the quarter and full year periods.

We believe that utilization of 73% for the full year is a very strong showing in this type of environment. Overall trends in this segment were positive as total active matters increased 4% over a year ago and matters signed in the quarter were 25% higher than last year.

Revenues in our technology segment were $47.7 million in the fourth quarter compared to $52.2 million in the prior year. This quarter was a tough comparison against the year ago period which

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

was driven by contributions from several exceptionally large product liability cases that have since reverted back to a more steady state pace.

We did experience growing demand in large investigations and bankruptcy cases. Lowering pricing also contributed to the revenue decline, though this was partially offset by higher volume in the unit based part of the business.

Technology’s fourth quarter EBITDA increased 28% to $17.4 million from $13.6 million a year ago as improved operating efficiencies from the integration of the Attenex and cost controls offset the decline in revenues.

The EBITDA margin of 36.3% was well above the 26.1% of a year ago, a truly exceptional performance.

In 2009, we continued to heavily invest in R&D and when we talk about our future in a minute I will discuss the fruits of some of this investment, the very promising launch this month of Acuity.

Finally, in 2009, like in - excuse me, like in 2009, we have started 2010 with several high profile matters which we think should give a boost to our performance this year. The trajectory of our economic consulting segment, which began to accelerate in the third quarter continued into the fourth quarter.

Revenue in the quarter increased 18.5% to $63.2 million, the highest ever recorded by this segment for a quarter. And all of this growth was organic. Demand was strong for the financial economics practices in strategic M&A.

Network industries maintained the strong momentum that began in the third quarter and the segment’s new offices continued to ramp up their utilization and revenues.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

This momentum generated a 5% sequential increase in utilization from Q3 to 78% for the fourth quarter and prior to going into the holiday season, utilization was well north of 80%.

In the fourth quarter we opened about 9% more matters than we did the prior year. In addition, the number of active matters was about 15% higher than a year ago and sequentially higher than the third quarter, so we’re pleased with the continued momentum.

EBITDA for econ in the quarter was $13.3 million, approximately 20% of revenue compared to $16 million in the prior year period. The year over year decline was driven by a comparison to an extraordinarily strong performance in Q4 2008 when econ’s margins were approximately 30%.

This year’s profitability also reflects the investment we’ve made in increased head count in building out our new practices which are ramping but not yet at the same productivity levels as our mature practices.

The strategic communications segment continued to show some signs for optimism for the quarter. As has been the case all year, revenues were down compared to last year due to the significantly slower market for M&A engagements and continued pressure on clients to reduce costs which caused a shift in retainer based fees in project work.

As a result, revenues of $45.3 million declined from $51.6 million a year ago. The segment’s most important markets are the UK and US which are to a large extent capital markets driven were slow and masked good performances by the practices in France, Australia, Germany and Latin America.

On the lower revenue base, EBITDA for the segment declined to $6.7 million from $12.2 million in the fourth quarter of 2008. However the initiatives undertaken earlier in the year to manage the

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

expense base are paying off as the EBITDA margin in the fourth quarter was the highest of any quarter in 2009.

As we mentioned in the third quarter there are initial signs that momentum in the segment is in the process of turning more favorable. For one, the ratio of retained client wins to retained client losses, which had been negative since late 2008, turned positive in the first quarter.

As anecdotal evidence of the improved tone to the business, FD recently signed the largest annual retainer in the history of the company and we have just advised in the $12.5 billion merger between Coca-Cola Company and its largest North American bottler, Coca-Cola Enterprises.

FD continues to be the market leader in global M&A communications and was again the most active global M&A advisor in 2009 by a number of assignments as reported by Merger Market.

Before I get to our 2010 guidance I would like to comment on the steps we are taking to maximize our profitability by adjusting our staffing and consolidating certain offices.

We have reduced our staff by approximately 150 people to eliminate certain redundancies resulting from our rapid growth and acquisitions and to better align our skills with expected demand.

We will continue to hire in 2010 but in areas where we are experiencing demand growth and when we identify truly gifted professionals. We also consolidated three offices in three cities where we had multiple locations, Washington, Boston and Chicago, to save costs and to take advantage of collaboration that more naturally occurs when professionals co-locate.

In connection with this, we will be taking a charge of approximately $25 million in the first quarter of 2010 comprised of approximately $20 million of cash funded over the balance of the year and

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

approximately $5 million of non-cash charges primarily from contractual obligations to forgive employee loans and accelerating - accelerate vesting of certain equity benefits.

With that background, let’s take a closer look at 2010. Like many of you, our crystal ball is a bit foggy on the economy at this time. On the down side, we continue to see an economy struggling to show signs of real recovery.

Economic growth is expected to be anemic in both the US and Europe. Unemployment and underemployment have shown no signs of abating.

Money centered banks may be stable but the fed has over 700 banks on its watch list and regional and local banks are just starting to understand the magnitude of their commercial loan exposure.

Recently, we are seeing increasing strain in state and municipal debt in the US and more dramatically in sovereign debt abroad. Areas in Europe and the Euro are teetering.

China’s growth to the extent we can understand the numbers and all the dynamics, appear to be swelling. Of all places, pundits are starting to see Japan as potentially the next debt bomb.

Chairman Bernanke is starting to signal for a tightening due to among other things a threat of inflation. And perhaps no surprise, AIG just this morning is in the news again with large losses and may need “more support”.

On the brighter side, compared to a year ago, the danger of a catastrophic financial or economic meltdown appeared to have lessened. Global capital markets are again active and big companies can access the markets to address their financing needs.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Management teams appear to be moving out of survival and draconian cost cutting mode and beginning again to pursue growth. M&A activity as evidenced by the recent Coca-Cola announcement is starting to pick up and many companies with challenging balance sheets, often having been helped by us, have effectively postponed the need to restructure.

Legislators and regulators appear to be turning from focusing on economic survival to investigating what caused the problems, who to blame and in certain cases, who is going to pay.

So the world and its various economies are strained, confusing and seeking a direction. In that context, it’s informative to look at the state of the union for FTI.

We had a record year across the board in 2009 and expect to do so again in 2010. We continue to be the home for the best professionals in the industry.

The intellectual capital we bring to bear on the issues confronting our clients is truly remarkable and the bottom line is that we provide critical thinking to critical problems.

We have financial results and financial strength unmatched in our industry. We have the ability to serve clients around the globe and expect our fastest growth to be outside of the US this year. And increasingly, we are benefiting from the growing brand recognition of FTI.

A couple of weeks ago, Dennis, Dom and I joined 30 of our young leaders, the people who today with their clients confront and solve critical problems and tomorrow will be with people on calls like this with you for a session of strategic planning, at Darden Business School at the University of Virginia.

We discussed issues of brand and identity organizational design, impediments and more importantly solutions for effective collaboration, growth and the future.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Out of that experience, we find ourselves and our firm rededicated to our core strategy. We will continue to build a major global business. We are affirmed in the wisdom of our balance strategy suited to help clients regardless of the economic cycle.

We are committed to maintain and improve the gold standard of service and of intellectual capital and we will define the brand, the very space in which we operate.

We look at other successful professional service firms like Accenture and McKinsey and we do not find growth and globalism as objectives that cannot be obtained.

We see no impediments to becoming a multi-billion dollar company by the end of the decade. We see no reason to compromise our quality or our profitability; in fact, our quality and our profitability will facilitate this growth and continue to be the benchmarks by which we are known.

We are dedicated to reinvesting and reinventing our firm to evolve with the opportunities. We are investing in the tools and infrastructure to support this vision, from CRM to training to branding, our capital is behind these plans.

Our organizational structure is evolving to better serve the needs of our clients around the world notably in emerging markets. And we are very optimistic about our ability and opportunities to add partners to our business, both by continuing to aggressively court professionals who can add to our intellectual capital.

And especially through acquisitions, an area where we frankly chose to be cautious last year but an area where we believe we excel in identifying and integrating win-win transactions.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

We have some discussions underway that could significantly add to our business, primarily designed to strengthen and broaden our offerings in Asia and Latin America. And we expect to add significant domain expertise that we can lever throughout our firm.

With that, let’s address the guidance. Remember that our guidance is given in the context of current market conditions.

Given that the half life of an economic forecast these days appears to be something less than 30 days, we are mindful that conditions will change and likely provide new and exciting opportunities as we thrive on change.

We are looking for another record year in 2010, with all of our performances - businesses performing well and some performing much better than in 2009. Corporate finance will likely slow versus 2009 particularly in its core US restructuring practice.

Still, we’d expect the US restructuring practice to have its second best year in history. Other parts of this practice expect growth, notably our international corporate finance business which is young and growing aggressively.

And we are seeing return to the deal business from the private equity firms and our transaction support business should benefit from that.

And our health care practice already approaching $100 million in size across the firm should benefit from the intense focus on improving efficiency and health care providers and on regulatory action in that regard.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Economics, our second largest practice in the fourth quarter is beginning to reap the benefits of the significant investments we have made earlier in 2009 and a number of what we call BNEs or big named economists who are the back bone of the business.

In fact, we are pleased to announce another important addition to our team, Dr. Robert Engle, a Nobel laureate and the Michael Armellino Professor of Finance at New York University’s Stern School of Business has joined our firm.

It is an honor to be welcoming another economist of Dr. Engle’s stature to our firm. Professor Engle’s expertise in econometrics and the analysis of volatility in financial and asset markets is not only path breaking but could not be coming to us at a better time given the world economy.

His expertise will help us expand and enhance the industry-leading services we offer to our clients. As you know, we opened new offices in London, New York and Los Angeles and they are all tracking very well.

And the demand drivers of the business, M&A and anti-trust enforcement, complex financial disputes, regulatory activism, are all stronger than in 2009 so we expect good growth and margin improvement in 2010.

FLC had a very good 2009 compared to its competitors and was selected to work on two of the most talked about financial disruptions in recent years, Madoff and Stanford.

New matter openings have accelerated and given us confident that 2010 will be a year of growth and our strategy of experts, not generalists has proven to be vital in serving the needs of increasingly sophisticated clients at the same time separating us and our results from the pack.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Technology continues to be the go to solution when companies need to be ready and need to be right. In February we introduced Acuity, our integrated document review offering.

Acuity, the first step in a radical revolution in the e-discovery market, is designed to help companies dramatically lower the total cost of compliance while also improving the quality ((inaudible)).

As 2010 progresses we expect to see growing revenues from this broader approach to helping clients and expect the technology segment to have a very solid 2010. More importantly, we see the business poised for future growth.

Strategic communications also had a good year in 2009 on a relative basis compared to its peer group but frankly, it’s glad to bid adieu to a year characterized by discretionary spending cuts and moribund capital markets.

Late in the year and continuing into 2010, our people have seen new retention exceeding losses and are working on a number of IPO’s and M&A transactions. We don’t expect 2010 to be a record year but we expect a much improved operating environment compared to 2009.

So putting this all together, we are looking for consolidated revenues to grow at or above the pace of 2009 and EPS to grow by approximately 15%. Revenues are currently expected to grow between - to between $1.47 billion to $1.57 billion and EPS excluding a special charge to $3 to $3.25.

As always, these numbers do not include any acquisitions or additional share repurchases under our $250 million remaining authorization. Again, the earnings per share guidance does not include approximately $0.30 relating to the special charge previously discussed.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

With that, I’d like to open it up for questions.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, simply press the star key followed by the digit 1 on your telephone keypad. Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again press star 1 at this time if you’d like to ask a question or make a comment. We’ll pause for a moment.

And we’ll first hear from Tim McHugh of William Blair & Company.

Tim McHugh: Yes, can I first ask about the technology segment? You mentioned some - there’s two parts of this I guess. First you mentioned some significant wins early in the first quarter and if you could just extrapolate a little bit on that.

And then also given the difficult comparison you’ll have because of some of the large wins you had in the early part of 2009, are you expecting growth in that segment in 2010?

Dennis Shaughnessy: Hi Tim, it’s Dennis. We have had two very high profile, one extremely high profile engagement, that’s going on with you know increasing intensity since the first of the year.

We’re not at liberty because of the confidential nature of the engagements to discuss it directly. They are clearly ones that have received you know high public profiles, so I’ll leave it to you to speculate.

They have the potential to be very large engagements given the magnitude of the problems reach across a wide variety of regulatory litigation, liability type of issues and in one case could be very global in nature.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

So we are you know working hard with our clients to address some very pressing and complex needs in both these instances and it’s impossible to forecast the total magnitude but they are very large engagements.

Tim McHugh: And then as part of your guidance, are you - would you expect that to be a positive growth rate this year?

Dennis Shaughnessy: Yes.

Tim McHugh: Okay. And then the other question is, as we look forward can you talk about the corporate expense line that came in lower than expected this quarter?

You mentioned you cut back on some marketing and bonuses and so forth but what’s kind of the better ongoing run rate to use as we look forward in that business - or segment, sorry.

Dennis Shaughnessy: I’ll start off and let Jorge - I think as we told you, we started trying to eliminate the redundancies of about 20 odd acquisitions over the last 24 months, culminated to a large extent by you know the actions we’re taking this quarter.

So we’ve been pulling down you know the G&A expenses as we get more efficient and consolidate. You’re right, obviously the bonuses simply self correct because they tend to be driven by profits and for the most part on marketing we spent the marketing budget that we had talked to you all about.

We did not back off on that. A lot of it is just increased efficiencies, bonus pools that simply automatically adjust and you know a more watchful eye on discretionary expenditures. Jorge, any additions to that?

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Jorge Celaya: Well overall and excuse my voice, I’m getting over a bit of laryngitis. But, overall SG&A - I’m talking about the company in general, not just corporate for a second, overall SG&A I would expect that as we look forward, the first and second quarter should look rather similar to the SG&A spend in the first and second quarter of 2009 with the exception that we are going to invest a bit more in the CRM initiative and in some marketing initiatives in the - as we go into 2010.

That’s just in general SG&A. From a corporate perspective which I know some of you look at the corporate EBITDA in the earnings tables, I would expect the first quarter to be back to an average that looks similar to the first, second and third quarters of 2009.

I think the fourth quarter of - that we just finished was unusually low. EBITDA as we were controlling expenses and also quite frankly as our bonus expense was lower than normal due to - as we analyze the performance finishing the 2009 year.

Tim McHugh: Okay, thank you.

Operator: Next we’ll hear from Tobey Sommer of SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. I wanted to get a sense for what your assumption is for currency which has been a difficult component I’m sure to try to incorporate. What are your thoughts and what’s imbedded in your forward outlook?

Dennis Shaughnessy: Tobey, Dennis. I think this year in all honesty we’ve tried to look at it as neutral. You know I think you get some benefits obviously on a Euro basis but they’re offset to a certain extent by problems in Sterling.

The dollar seems to be doing a little better. I think we’ve given up guessing, so we’re just looking at a neutral response.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Male: And we still think the pound will be the major currency that we’ll be looking at. The Euro is not a dial mover necessarily for us yet.

Tobey Sommer: Thank you. And in terms of the corporate finance restructuring, I think if I caught you correctly that the core US business is expected to slow a little bit. Can you give us a little bit more color on your expectation for that piece of the segment?

Dom DiNapoli: Well as Jack mentioned earlier, it’s still one of the crown jewels in our portfolio of practices. We believe they’ll continue strong for 2010 but with the liquidity markets you know the window opens, it closes.

High yield was available to some of the better companies to refinance some of the debt that was coming due. When we look at you know some of the indicators that we used to you know plot our budgeting, we look at you know how busy our people are.

We look at what the pundits are saying as far as maturities and default rates and you know when you look at Moody’s and S&P, they’ve dropped their default rate for US companies to around the 5% range from - that’s down from about 13% to - it was in the fourth quarter, I believe that was their estimate.

So you know with all the, you know, vernacular you hear about kicking the can down the road and extend and pretend, you know we think that the markets will allow some of the better companies to refinance.

And some of the companies that as Jack said, would historically be a client of corporate finance, I mean, that engagement may slip six months or so to the end of 2010 or 2011, 2012, 2013, where there are significant maturities of speculative debt expected to come due.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

When you look at 2012 to 2014, I think there’s $800 billion of speculative debt that’s coming due just in the United States. So it looks like things are going to be pushed out a little bit.

That said though, the practice is still extremely busy and some of the actions that we took early in this quarter, should make sure that you know our profitability in that practice and the utilization of the team that we have continues at high rates.

Tobey Sommer: Thank you very much. Just two small questions, one, seasonally could you remind me what kind of impact typically is in the first quarter regarding payroll taxes and kind of G&A expenses that are typically elevated?

And then I was wondering if you could comment on the competitive landscape in the tech market now that we’re seeing a little bit better capital markets, wondering what the status is there. Thank you.

Male: Regarding the typical benefits and payroll taxes and so forth, the impact should be around 200 to 250 basis points on EBITDA, which is approximately $0.10.

Tobey Sommer: Thank you. And the tech competitive landscape?

Male: The competitive landscape for tech?

Tobey Sommer: Yeah, in past quarters there have been some pricing ((inaudible)) on the front end.

Male: Yeah, I think, we - you know that’s going to be more of what we’re going to continue to see that kind of thing, but I think the — as you know, what we have been looking for is a technological solution to that.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

And I think Acuity is an example of that in terms of early case assessment, in terms of the front end of the document process where it’s been very personal and labor intensive.

You know we believe that Acuity is our symbol of our response to that, so we plan to battle that issue and I think we’ve done a good job of it of off setting you know some of the price erosion with a dramatic increase of our volumes and so that’s what we think you’ll see increase this year as we go forward.

Tobey Sommer: Thank you very much.

Operator: Paul Ginocchio of Deutsche Bank.

Paul Ginocchio: Yes hi there, just two questions. Were any of the head count reductions in the special charge, are any of those within - outside of the office closures, within the operating units? And second, what’s the outlook for the remaining $250 million in share repurchase? Thanks.

Dom DiNapoli: The head count reductions were - well, throughout the company actually it wasn’t just related to the office consolidations. Many of the individuals in the offices that were consolidated just moved into our existing offices and we had excess capacity in those offices that we closed.

So we were able to for the most part just move them into existing offices within those cities and that just allows the staff to work closer. Being housed together it just forces more collaboration and joint marketing.

Yeah as far as - I’m sorry.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Paul Ginocchio: I was just going to follow up Dom. Is there any front office people or revenue-generating people cut as part of maybe that?

Dom DiNapoli: Yes.

Male: Well, I guess, I’d say client facing people. In terms of revenue generating, there wasn’t a lot of impact in terms of the ability so I mean this was not a goal to take out rainmakers or anything like that. So I would say client facing but not particularly revenue generating.

Paul Ginocchio: Okay, thank you. And the second part?

Dennis Shaughnessy: Yeah, on the - it’s Dennis. On the $250,000 buy back - $250 million, I’m sorry, I think what we’re looking at there is we have the authorization. You know about what our conversion rate of earnings to cash, we clearly expect the earnings to be up, the EBITDA to be up this year.

We would look at it two fold. Number one, there is no doubt that the external growth opportunities for us have heated up, especially in some strategic areas, either geographically or on an industry basis.

There is probably a lot of reasons for that. I think some of those companies have a little better visibility or a little more confidence in where they’re going and in some cases, some interesting properties have come on the market.

But I think what we’ll be weighing is you know how the stock performs versus our expectations of earnings as well as and contrast that to the external growth opportunity that is we’re looking at right now that David’s working on in different parts of the world.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

So I would say you’ll probably see a combination of both depending again on how the stock performs buying the stock in at the multiple it’s trading at right now is a fairly low risk acquisition.

So I think we have the cash that will build up and we intend to use it in both areas depending on performance.

Paul Ginocchio: Thank you.

Operator: Next we’ll hear from David Gold of Sidoti.

David Gold: Hi, good morning. Just a couple of follow up questions, one, the head count cuts, can you give a sense of how many of those are billable professionals?

Male: Approximately 130 I would say of the 150 would be billable professionals.

David Gold: Okay, thanks. And then couple of others. On the restructuring front, can you add I guess a little bit more color there?

I mean I guess there have been some mixed views and Dom, to your point you extend and pretend and kick the can down the road, but essentially as you look at that business, do you still expect growth there in 2010?

Dom DiNapoli: Well the restructuring piece of corporate finance will not grow in 2010 over the spectacular year they had in 2009. But you know - and that could change if a couple large cases can certainly move the dial.

But remember in that practice, we’ve got our transaction advisory services, we’ve got our real estate practice. So to the extent there are counter cyclical practices that you know will flex up the

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

need to field large teams of people that could help that practice to continue to you know hold its own against a record year is probably an understatement.

But in 2010, you know we believe that could be their second best year ever.

Dennis Shaughnessy: David, Dennis. We tried to take a conservative look at this because I think this is one of the tougher groups to forecast. Five months ago you know the initial budget that came in had significant growth coming in.

What’s happened in the last five months is that some you know significant client assignments ended up moving instead of longer term restructuring and possibly even filing for reorganization moved to extensions.

And you know in Europe, the extensions tend to be debt for equity swaps, but they’re still extensions, you haven’t solved the problems of the company and you haven’t really removed an awful lot of the overhang of the debt.

In the US, it tends to be much more you know extensions based on cash, fee payments. And you know the question very simply is, it seems like every 90 days we’re turning into a new cycle one way or the other. And we decided for purposes of trying to give guidance and trying to understand where we were going that that was the one area we had to be conservative on.

It argues that you know we may get very busier there in 2011, 2012 for all the reasons that Dom said, but it’s just very difficult to forecast that.

So we may be sitting in a hiatus or we may be sitting in the beginning of a normal sort of return to you know a more upside economy and therefore a more gradual decline you know to more normalized areas in restructuring.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

To give you the most honest answer, we don’t know.

David Gold: Right, fair. Can you - just as a reminder, that piece, I think you had put a number at one point of about 23% of revenue for restructuring?

Male: For core US restructuring?

David Gold: Right.

Male: That’s about right, yeah.

David Gold: Okay.

Male: Twenty five, twenty three, it’s a ballpark there.

David Gold: Perfect, perfect. Just one other, on the litigation side, particularly as it pertains to you know say FLC, we’ve heard both talk of signs of life and you know a perk up in budgets since the start of the year. Can you comment as to if you’re seeing that?

Dennis Shaughnessy: I think we could view that as an area where we could have an upside in our thought process. They seem to definitely be getting busier, utilization is moving up.

They started in the fourth quarter, it’s a divergent practice. It isn’t just trying to support litigation and so we’re certainly seeing the investigative practices pick up, the SEC litigation practices in both econ and FLC are getting busier.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

And I think you could iterate that down into some of the core you know civil litigation. I think it’s too early to you know sort of plant the flag and say you know everybody’s testosterone is going and they’re going to sue each other again.

But we wouldn’t disagree with sort of a feeling that things are getting better.

Jack Dunn: But in the semi - or in the netherworld between regulatory in enforcement in terms of health care we’re seeing not people have budgets, we’re seeing people in large cases be you know investigated and have to come up with solutions.

And I think we’re seeing the same in terms of securities trading and some of the ramifications of either transactions or failed transactions that happened at the depth of the debt crisis.

So I am seeing much more activity in that world than we have seen in the past.

David Gold: Perfect. One last quick one for Jorge, capex for the year and how should we think about that?

Jorge Celaya: For 2010 you should look for 38 to $44 million in capex.

David Gold: Okay, perfect. Thank you all.

Jack Dunn: Thank you.

Operator: Next, we’ll hear from Joseph Foresi of Janney Montgomery Scott.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Joseph Foresi: Hi, my first question is I know you talked at length on restructuring, but just to be clear for the whole practice in general are you expecting growth or are you expecting it to be flat including all the other businesses like real estate, etcetera?

Dennis Shaughnessy: I think everything put together and given the magnitude of the US restructuring influence on the segment we’re expecting a small decline. And as I said, we are being conservative in that expectation. If we’re wrong, then we’re going to be wrong on the low side.

Joseph Foresi: Okay. And just given that

Dennis Shaughnessy: We’re going to be wrong on the high side, put it that way.

Joseph Foresi: Sure, got it. And then just given that that’s the - given the size of that business, the compensation for that in order to get us to our guidance will come from what particular areas in general you know that you’re focusing on? I know you gave some qualitative…

Dennis Shaughnessy: Yeah, inside of that we expect the real estate group, SMG, to have good years. Obviously inside of corporate finance you know we’re looking for Europe to have a very good year.

And in some of the domains inside of corporate finance they move very rapidly to process improvement. So for example in media communications and so they would have up years.

In the other groups that would drive you know the growth you know we are expecting a significant amount of growth out of econ. We are very pleased with the investments that we made in the first half of last year.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

They’re really starting to bear fruit. You know the increase in activity that our big name economists were forecasting to us is coming to fruition.

Everything from you know increased work on the M&A side, increased complex securities litigation and financial litigation and then increased response to government regulatory inquiry.

We’re seeing it across all three boards, not only here but also in Europe. So we would anticipate continued growth, obviously they had a record quarter in the fourth quarter.

We anticipate continued growth in them throughout the year and margin improvement on a quarter to quarter basis as these new offices become fully utilized and everything.

And you know we think FLC will have a good year. This is a group where we actually think we could see upside even above our initial expectations you know and I think that again that’s pretty much across the board.

We’re seeing activity in all parts; IP litigation support investigation is extremely busy. Classic political risk and investigation in front of capital movements that are moving into Latin America and are beginning to move into Asia is busy.

And I think you know as I said we’re not ready to declare victory yet and say that all of the litigation that we’ve witnessed in the you know mid-2000s is going to return in the same level.

But we are definitely seeing a pickup of activity across the broader front. If it continues at the initial rates that we’re seeing, then I think we could have upside in that business and have a very strong you know year there. It’s just too early you know to try to model that.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Joseph Foresi: In those two businesses for economic growth, are you expecting double digit growth and the FLCs at single digit?

Male: All of the segments, except for corporate finance, are expecting low to mid double digit growth, so 10% to 15%.

Joseph Foresi: And then one last question, just sort of on that front. With FLC are you seeing an increase in cases? Is it the SEC activity? Are you seeing a general pickup in litigation?

You know maybe you could just give us some idea on what the visibility is in that business?

Jack Dunn: We’ve seen just a general pickup in the level of activity. That would include investigation, most definitely. That would include litigation, that would include investigation, would include our monitoring business where we’re - you know where there are people who are under consent decrees where we are being brought in as part of the consent decree to be able.

Trial services has been very busy as more of these things that have been bubbling up for a couple of years that are now going to the trial phase. So it’s just a general - this is the year when that just the sheer force of that being $100 billion industry that grows with economic activity.

If it doesn’t grow at all or if it grows with the economy, that’s 3%, but it’s reaching definitely a much more active phase.

Dom DiNapoli: As we fill out also some of our investments that we’ve made across the globe, including South America and Asia, there will also hopefully be a lot more opportunities to do FCPA type work where you need local people on the ground to effectively do that.

Joseph Foresi: And from a head count perspective, do you plan on growing head count?

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Dom DiNapoli: Yes, yes.

Joseph Foresi: And maybe just give us you know some more color on that.

Dennis Shaughnessy: I think what we basically said is that we’ll grow an in response to demand. I think our feeling is that head count will be up year over year 2010 over 2009. And I think you’ll see head count grow in the forensic litigation divisions, econ division will continue to add people.

Technology, to a certain extent, it’ll be a factor of going to market with Acuity and what they need you know on there. And I think you’ll see us grow overseas almost across the board including restructuring and head count.

Joseph Foresi: Thank you.

Operator: Next we’ll hear from Jim Janesky of Stifel Nicolaus.

Jim Janesky: Thank you good morning. The first question is these high profile cases that you were talking about in the technology segment could - is there FLC type of work going on there and you know is there a backlog of these large - potentially of these large engagements in FLC?

I know you’d said it’s across the board but I’m wondering what could be in backlog.

Jack Dunn: Like so many things, they start with the technology phase and we’re in the process now of - it’s been fun to see from this side to see the collaboration of the other divisions working on the other aspects of the cases, so I think…

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Dennis Shaughnessy: I think we can’t give you a lot of granularity in this for confidential reasons, but I think clearly the way some of these will mature you could see not only FLC but econ getting involved possibly in some of these on the litigation and liability and damages sides.

Jim Janesky: Okay. You know when we look at the fourth quarter of 2009 can you kind of give us an idea of you know at what point you saw the slow down that occurred that you know that didn’t - have you guys hit your guidance?

You know when - at what time frame and then just a little bit more comments on how the beginning of 2010 started and how that stacks up versus past years?

Dave Bannister: Jim, it’s Dave Bannister. As you’ll recall in the conference call relating to the third quarter Dennis commented that achieving the revenue objectives would be challenging I think is the term he used.

And so we were attempting to give some view without going through a full re-guidance process which we only do really mid year to let folks know that we’re starting to see some signs and more importantly in December things really slowed down and particularly in the corporate finance restructuring area in the US, a fairly dramatic slowing in the second, third and fourth week of December.

Jim Janesky: So how does you know just across the board, how does 2010 stack up in terms of momentum early in the year?

Dom DiNapoli: Well it’s pretty early to tell when we just you know we have results for January and part of February, but you know we’re not uncomfortable based on where we are — we’ve planned the year to be based on what we’re seeing now.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

But it’s so early to tell with the snow storms and all the challenges that we’ve had so far this year, you really can’t straight line you know the results to date. But there isn’t anything unusually unsettling in what we’ve seen to date.

Male: No, we clearly had January under our belt by the time we’re giving this call so I think we’re…

Dennis Shaughnessy: No, I think the preamble to Jack’s — in Jack’s comments to you, almost like about a yin and a yang in the economy is exactly what’s you know affecting our ability to look out.

On the one hand you know we see some of the divisions really starting to pick up, but then on the other hand we’ve seen a lot of reasons where that could slow down because we’re not sure of some of this economic change and change in the capital markets is sustainable.

On the other hand you see clearly the kick the can down the road phenomena is buying companies more time to solve their problem. But then we also know the problems aren’t being solved, that the debt they’re holding isn’t being reduced, that their coverage ratios aren’t improving.

And in a year from now, a year and a half from now the debt’s not going to be any more marketable than it is today. So I think we’re somewhat sitting here saying on the other hand, it ought to look like X and on the other hand it ought to look like x+1.

I think we’ve tried to position ourselves to take advantage of the upside of either part of that equation if we’re wrong.

Jim Janesky: Okay. And a follow up to the buy back question, you do have a pretty substantial amount of cash on your balance sheet and access to lines of credit and you said maybe even the public debt market.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

You bought stock back at much higher levels, the stock is down about 8.5% right now. Is there anything in the near term that wouldn’t - you know that you wouldn’t want to aggressively buy back stock at these levels?

Is there some possibly a transaction that could be coming up that would limit that, or would you be buying back?

Dennis Shaughnessy: I can’t tell you and you know we can’t tell you that we have an imminent transaction.

Jim Janesky: Sure, sure.

Dennis Shaughnessy: I think we’re being honest with you in saying that the level of external growth activity that’s being presented to us now is much higher than last year and our interest in let’s say activating on those presentations is much higher.

On the other hand, we’re very confident in this earnings guidance. We’re trying to give ourselves the flexibility of depending on how these economies roll you know on a 90 day period, that one way or the other that we have chances to you know outperform it possibly.

And at the mid point of this guidance, we think this stock is cheap. And our people by the way are investing heavily in through their election of stock and bonus pools through the payment of stock to them to re-sign as a major consideration.

And I think that you know coupled with simply the mathematics would make buying the stock back very attractive.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Jim Janesky: Okay, thank you.

Operator: Next we’ll hear from Scott Schneeberger of Oppenheimer.

Scott Schneeberger: Thanks. Along the lines of one of those questions you just asked how are you guys feeling about your business specifically in the non-restructuring segment now as opposed to 90 days ago?

Dennis Shaughnessy: I think on track on econ, so in all honesty, nothing changed in the momentum of econ. It was starting to build I think as we told you in the third quarters, the capacities we’ve added are — they’re burning off any restrictions that they had.

They’re engaged, their utilization is moving up, the new offices are starting to overcome start up costs pretty much on plan there, so no change there.

Better in FLC, there’s no doubt we’ve seen an increase in activity there. I think their fourth quarter we would have probably said in the third quarter, we wouldn’t have expected them necessarily to have as good a quarter as they did.

We’ve expected maybe a better quarter out of corporate finance, so there you know a surprise there. And as I tried to say I think in our forecast, our internal models, we could see some upside to that if this trend you know continues.

I think tech had a tough quarter to comp. I think we’re ecstatic that they’re able to get Acuity out into the marketplace and clearly these new engagements they have set the table at least for the beginning of a nice couple quarters.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

We’ll see what kind of legs they have, they are big complex engagement, so I would say cautiously optimistic that we may be conservative on FLC, good trends building, econ right about where we thought, tech coming out of the gate you know better at least as far as new engagements.

And then Acuity you know, we’re excited about the impact on it although you know clearly in our plan the impact comes more in the latter half of the year as we get more trial and adoption you know of the new product.

Scott Schneeberger: Thanks. A couple more detailed ones, could you give us a little detail on success fees in the fourth quarter and how that compared in the past?

Dom DiNapoli: The success fees were strong in the fourth quarter, typically a strong quarter for success fees. And you know we -obviously we can’t disclose all the success fees, but it was a very strong quarter. It’s much stronger than what we would expect for, say, a first quarter of the year.

Scott Schneeberger: Okay. And then not expecting any of those to trail in the first quarter, it should be normal seasonal move?

Dom DiNapoli: Yeah, it’s normal. You know do expect some success fees in the first quarter, but not at the level that we received in the fourth quarter.

Scott Schneeberger: Okay thanks. And just along the theme of seasonality, Jorge you mentioned earlier about a 10% - I’m sorry, a $0.10 impact. And I assume that was 4Q to 1Q traditionally with bonus accrual and the like.

Anything else we should think about as we’re modeling first quarter just with regard to business trends throughout the year? Thanks.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Jorge Celaya: Well as just going from the fourth to the first quarter as I indicated the 200 to 250 basis point impact of the payroll taxes and 401(k) matching and so forth, yes, that has about a $0.10 impact sequentially on the first quarter.

Dom also mentioned the success fees obviously had a mixed and margin impact and that’s pretty typical for the first quarter compared to the fourth quarter.

On the flip side which is obviously not totally offsetting this, there’s the announcement on the special charge which I think could bring a $0.02 to $0.03 benefit in the first quarter.

And the weighted average shares outstanding is another $0.03 cents in the first quarter. So those are the type of things I would think about as you’re looking at - if you’re trying to model and pegging the first quarter sequentially.

Dennis Shaughnessy: Yeah, I think one way to inject just a bit of clarity to understand where we are, we are modeling the year on an EBITDA margin basis you know to mirror the EBITDA margin of last year.

So while it moves all around you know it ends up you know because of the fourth quarter success fee, fourth quarters tend to be our most - you know our best margin.

And our second quarter tends to be a very good margin. And so while it goes down the first, we are for modeling purposes you know looking at 22% plus EBITDA margin for the year which is approximately you know what we did last year.

Scott Schneeberger: Okay, thanks. That’s helpful guys.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Operator: Next question…

Dennis Shaughnessy: And that’s all in and so that includes total — that’s not excluding 123R stock based compensation. That’s GAAP EBITDA, excludes the charge, the special charge though.

Operator: Next we’ll take a follow up from Tobey Sommer of SunTrust Robinson Humphrey.

Tobey Sommer: Thanks, had a modeling question for Jorge. Corporate expense was pretty low as a percentage of revenue. I was wondering if you could give us your thoughts on how that would progress in 2010. Thanks.

Jorge Celaya: I think I mentioned a little earlier on the call that it’s just only corporate expense or the corporate EBITDA number that you all look at in the tables of the earnings release.

That I would have expected that number going forward to be more in line - maybe a tad up from what we were doing as a run rate in the first nine months of 2009, mostly as I mentioned, because of our CRM and marketing investments.

Tobey Sommer: Thank you very much.

Operator: Next we’ll hear from Mig Dobre of Robert W. Baird.

Mig Dobre: Good morning. I’m sitting in for Dan Leben. Just a couple of quick questions for me. How should we think about the top line from a seasonal standpoint? Are you expecting any fluctuations there?

And more importantly, are you expecting a second half ramp up in revenues compared to first half?

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Dom DiNapoli: Well I’ll answer the second question first. You know typically we do experience second half ramp up and part of that is due to the timing of when we bring in our new staff, we’ll have more bodies in the second half because they join us you know August, September or October.

And December is often - not December, fourth quarter is often a very strong quarter for us. So we do expect a ramp up in the second half of the year.

Jorge Celaya: For the first question as usual we would expect the third quarter to on a sequential basis to be down and then back up in the fourth quarter.

Mig Dobre: Okay thank you. And going back real quick on the restructuring, even though this has been quite asked about, can you give us an update on what you’re seeing with - in opportunities with commercial real estate and your venture with EdgeRock?

Dom DiNapoli: Well the venture with EdgeRock is still pretty young. There are a bunch of opportunities that they’re pursuing that we’re keeping our fingers crossed that you know will generate relatively significant fee income for us.

As you may know we’re 50% partner in EdgeRock so we would get 50% of the benefit. But that’s an area where if the capital markets open up a little bit that will be an opportunity for us to play you know with the investment market in that real estate industry where before we didn’t have that capability.

Mig Dobre: Okay and one last one, we’ve heard from competitors that as far as restructuring is concerned it’s mostly mid size and smaller deals that are available rather than large ones.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

How should we think about what you guys have from a competitive standpoint to sort of move down market?

I mean are you looking at moving to perhaps smaller deals and if so how would that impact your bill rates and so on?

Dom DiNapoli: Well the bread and butter of our restructuring practice is actually middle market cases. You know we’re fortunate enough that when a large case opportunity arises because of our expertise and level of staff and our geographical spread of our people, that you know we’re often on the list to work in one area of the case or another.

But we don’t have a problem you know with middle market. We - you know a lot of the competitors, when times are tough go off and do other things. So you know we’re still by far the largest restructuring practice in the country.

And you know we believe that you know the opportunities will be there to take market share as the number of opportunities in total go down.

So you know pricing is - we’re not an extremely price sensitive business, that said you know the larger cases can absorb the higher rates easier than middle market and smaller cases.

It’s when you go really down market where the size of the case would really drive some discounting. But that’s not something that historically has really impacted us.

We’ll stick to the middle market and hopefully we’ll have our shot at the - at bat for the larger cases as we’ve you know historically been able to do.

Mig Dobre: That’s it for me, thank you.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Operator: Next we’ll hear from Andrew Fones of UBS.

Andrew Fones: Yes, thank you. On the restructuring, I just had a couple of questions. You said that the benefit in Q1 could be $0.02 to $0.03. Sounds like it’s going to have a partial quarter impact.

So I was wondering if you could help us understand what the impact would be in Q2 and beyond and then also which divisions would be most impacted? Thanks.

Jorge Celaya: The charge itself on a GAAP basis, the charge itself is a $0.30, $0.31 impact from the first quarter. We could see a benefit of $0.02 as we do some of the reductions in head counts.

Now in February and we gain a benefit in the month of part of February and the month of March. And going forward, from a P&L benefit we’re looking at approximately a $0.07 improvement had we not done any of this.

But keep in mind that for the most part, these are changes that are aligning our business from a normal operating perspective.

Dennis Shaughnessy: Andrew, we are in the process of communicating this through the organization and we obviously want to get it over. We’re not going to give any information as to payment breakdowns and impact until the people themselves have been informed.

So you know we’ll give you more granular daylight on it once we get out of this process and into next quarter.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Andrew Fones: Okay, understood. And then also if I could you know you spent a lot of time talking about restructuring, but on the other side it seems as though M&A is beginning to pick up and I know several of your businesses benefit.

I was wondering if you could help quantify for us the magnitude of your businesses? For instance, anti-trust within the economics division, the M&A work that you do within strategic communications, perhaps some of the due diligence work you do in corporate finance and the second opinion work in technology.

Just would be interested to get kind of an overall sense as to the - your exposure if you like to improve in M&A environment. Thanks.

Jack Dunn: That’s a great question. We spend a lot of time obviously on restructuring because that’s been the interest from our audience. I think as David said we’re looking for very strong growth in our other divisions, granted they’re coming off some tough years.

But antitrust is one example that’s spectacular. We have seen a dramatic increase in the enforcement area that has affected our economic consulting.

We’ve seen much more scrutiny of antitrust approval by the Justice Department as witnessed by the fact that in the fourth quarter, we mentioned one of the factors of growth there was exactly what you said, the second request.

They’re also going back and reopening old transactions where we were the advisor. So that bodes very well. We mentioned that we were the advisor on the Coca-Cola acquisition of its largest North American bottler.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

We’re seeing activity again around the world as prices appear pretty attractive to some buyers who have large portions of cash and - on their balance sheet.

So you did a great job in your question of really kind of pointing out across the divisions where we have a lot of benefit. We also get the effect of the antitrust work in our FLC group and as you mentioned technology very well.

So I think we’re pretty optimistic about our other divisions and we’re in awe frankly of the job that corporate finance has done to - in a slightly down market to be looking at their second best year in their history again is pretty much a testament to the quality that we have there.

And the question about the middle market, we have been known as a middle market firm. So that’s something that is a bit of good news for us and a chance perhaps as we have done throughout the last year to increase our market penetration in that marketplace.

So I think antitrust M&A activity again affects directly strategic communications, affects directly our economic consulting obviously where we are the dominant player in going to the Justice Department to get approval for our clients.

And increasingly our, as we’ve mentioned before the economic union, the commission, the Justice Department seemed to be a new battleground for companies in terms of looking at competitive enforcement and that’s really going to be a growing area.

That’s why we made the significant investment not only in London but also in France where international arbitration panels we think are also going to be very much the growing way of resolving these disputes and not necessarily in the traditional capitals of New York and London.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

But in places outside of that as they look to reduce the effect of home cooking in all the jurisdictions. So I think we have a pretty exciting year coming up.

The - and a pretty exciting probably three or four years coming up, it’s just this transition period where the world seems to be in a little sense of ennui as we watch healthcare debates and things like that, that there is a little bit of uncertainty.

But for the longer term we’re extremely well positioned to return to our traditional parameters of growth.

Andrew Fones: Thanks, that was helpful but you know I guess if we were trying to peg you know perhaps as a proportion of your total incoming revenue the amount of work that you think is driven by M&A trends, would you have any sense of that approximately?

Jack Dunn: Probably directly driven would be 3 to 5%. Andrew Fones: Okay, thank you. That was helpful. Operator: Next we’ll hear from John Massey of SunAmerica.

John Massey: Hi, thanks. I’ve just got one specific question and one bigger picture question. And so my question is you know revenue growth I think at the middle of the range is about 8%, EPS looks like about 5% when you strip out repurchase that you’ve done and you talked about EBITDA being flat, so are we talking below the line stuff that’s kind of depressing margins?

Dennis Shaughnessy: No we talked about EBITDA margin being the same, not flat. The margin for modeling purposes would be the same EBITDA will increase.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Jack Dunn: I want to go back to the prior question. I would think that the - what I meant to say was I think probably about $200 to $300 million of work that we do would be related.

When you think about the antitrust and the merger and acquisition work surely at least half or more of our econ practice, maybe as much as 75% is related to antitrust and to M&A in some kind of fashion.

We have our transaction support business which is about a $60, $70 million run rate. In tech we probably have a good quarter of that or whatever is related somehow in technology as a second request. And FD is the leader in that field. So I think Andrew, I apologize. I meant to say $200 million plus.

Dennis Shaughnessy: And going back to your question, to clarify what I tried to say was the EBITDA margin to model, the margin for the year is you know going to be the same as last year.

Our EBITDA, our revenues at the midpoint fall you know approximately 8% plus percent organically. The EBITDA will be up approximately 9%, you know again all driven organically.

You do have then again it’s for the charge, you do have the benefit of the share count reduction in that drive again, pick your midpoint $3.13, $3.14, you drive about a 15 to 16% increase in EPS.

Jorge Celaya: And we are also, just again as you look ahead to 2010 I would think about an effective tax rate closer to 38% than the 37% that we delivered in 2009.

John Massey: Okay. And then on a broader question I think the perception has been that FTI is a counter cyclical business and certainly looking at the guidance I’m not sure it necessarily dispels that.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

And so can you kind of walk through and explain on a big picture why you guys think you can grow faster in a pro-cyclical environment than you can in a recessionary environment?

Dennis Shaughnessy: Sure. Go back — yeah. The easy way to illustrate that without taking a lot of time in this call is to go back and look at our results in 2000 and beginning in 2005, ‘06 and ‘07, which I think by anybody’s definition would be an up cycle you know environment.

And I think you saw you know dramatic growth in forensic litigation. You saw dramatic growth in technology. You saw in dramatic growth you know from a small operation a much bigger one in econ and spectacular growth in the FD operation.

So I would just refer you back to our numbers and we actually had a pretty flat restructuring business then with the growth really being driven again by upside influences.

The transaction support group went from zero to a significant contributor, some of the you know process improvement work was being done you know which again is upside business was a contributor.

And classic restructuring would have looked if you graphed it you know flat to down over those three periods of time. So our growth which we were averaging I think 16 to 17% organic during that time period on a compound basis was really driven by those upside businesses.

Dom DiNapoli: Yeah, and you know several years ago, 80% of our business was corporate finance. When you look at the - and that was primarily restructuring at the time you know I think Jack mentioned earlier, restructuring is probably no more than 23 to 25% of our business now.

So if you look at that as really you know your down cycle opportunity to the extent the economy does recover, you’re not going to lose all that obviously because we’ll always have restructuring.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

And a lot of the restructuring professionals will move to the transaction advisory. But I mean that would leave you know 70% of our company that is more focused on you know good economy versus the bad economy.

Dennis Shaughnessy: Yeah. We were - at the end of 2004, we were like a $435 million revenue business. I think at the end of 2008, we were about you know a $1 billion revenue business.

And you know yes, we made some acquisitions in there but you know all the organic growth for the most part was driven by upside businesses.

John Massey: Okay. And when do you - when should we be able to start to see some of that you know pro-cyclical business start to take off? Is that ‘11? I’m not asking for guidance.

Dennis Shaughnessy: Well, I think that’s the conundrum we find ourselves in trying to forecast. I think there’s enough positives as Jack tried to lay out that you would feel you’d start seeing it now.

And we are seeing you know the beginnings of it, but then there’s enough negatives there to make us worry that this year could be just a very confusing you know year.

So we would certainly think if the economies grow and if you get a you know preservation of liquidity into the system to where you don’t have a second step recycling - restructuring cycle like I think we’re all worried about in 2011 and 2012 then I think those businesses second half of this year and into 2011 should be building significant momentum.

On the other hand as Jack said in his speech, there’s enough out there that causes you to worry about you know could you have a double dip, could you just have a you know prolonged L or U

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

shaped recovery to where you know restructuring starts to pick up again because of the pressure on these extensions and maturities without really creating more cash flow in the companies.

And the ability to refinance and offload - I mean equity is not available to most of these companies that are heavily levered. It’s all about debt and it’s going to be all about you know what do their cash flow models look like in ‘11 and ‘12 and can this debt be refinanced?

So we would say everything we see argues we ought to see it this year you know with significant expansion into ‘11. The problem is there’s equal arguments you know that this year could be disappointing on capital markets, credit markets, you know employment and economic basis.

To where you know you could even see a new restructuring cycle emerging in ‘11. You know that would clearly dampen you know the upside, but we would benefit then from the restructuring.

John Massey: Thank you.

Operator: Next we’ll hear from Aaron Watts of Deutsche Bank.

Aaron Watts: Gosh, I was just listening to your last comments there, I would say, thinking back to like ‘06 when we helped you out with your latest bond deal. I remember if there was any part of your business that you could say was lagging it was the restructuring part of the business. So it’s interesting how things have changed. But quick clarifier question for you on - for Jorge really, I think. You I think completed your stock buy back in January and I was just curious that $134 million in cash was that still pro forma for all of that taking place?

Jorge Celaya: Yes, the $134 is at December 31 - yes.

Male: The cash all went out in November.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Jorge Celaya: Back in November, yes.

Aaron Watts: Gotcha, okay. And the revolver balance being - is undrawn still?

Jorge Celaya: Undrawn.

Aaron Watts: Okay, that’s all I’ve got. Thanks guys.

Jorge Celaya: It wasn’t pro forma, it was actual cash.

Aaron Watts: Right, okay.

Operator: Next we’ll hear from Kevane Wong of JMP Securities.

Kevane Wong: Hey guys, a few things, I’ll try to keep it quick. Sort of going to the last comments, the other question on growth how quickly things take off.

Strategic and finance communication has been noticing actually more job postings and the like that you guys have had and you mentioned sort of the biggest retainer fee that you’ve signed.

Are you seeing sort of a quicker pickup in that business specifically than you know well I guess after five quarters it’s been pretty tough. But maybe a little color as far as how quickly that is actually picking up would be helpful.

Dennis Shaughnessy: Well, I think it bottomed out in the third quarter. I think we started - the guys, running it started sensing it. I think the fourth quarter as Jack said, it was the first time we’ve seen a net gain in retained clients.

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Without a doubt Kevane you know the biggest change is M&A activity starting to pick up and they’re retained in complex M&A transaction ala Coke and so I think without a doubt it’s picking up.

Kevane Wong: Okay, so is it - first quarter should we basically expect a continuous acceleration, basically then going through the year?

Dennis Shaughnessy: That’s the plan.

Kevane Wong: Gotcha. Second one and I know you might not want to get into too much detail but I have to ask anyway. But looking at the 150 terminations, can you give us some sort of sense by sort of segment we should be looking at just for modeling purposes?

Dennis Shaughnessy: We can after we you know finish discussions with all our people so that would be more of a first quarter event.

Kevane Wong: Okay. And then the last one is just a little housekeeping. What were the revenues that were sort of contributed for the corporate finance and strategic communications segments from that acquisitions? Just trying to back out an organic growth rate there.

Jorge Celaya: The - for the year or for the quarter?

Kevane Wong: Either are fine.

Jorge Celaya: So for the organic growth rate for the fourth quarter was in total for us was 4.2% I think Jack indicated. Corporate finance is probably an organic growth rate of about 12%. And you said strategic communications?

FTI CONSULTING

Moderator: Eric Boyriven

02-26-10/8:00 am CT

Confirmation # 4444060

Kevane Wong: Yeah, that was the other segment that had an ((inaudible)) in the quarter.

Jorge Celaya: They would have been down organically about 16%.

Kevane Wong: Gotcha. All right, perfect. Thanks guys.

Operator: At this time, I would like to turn the conference back over to management for additional or closing comments.

Jack Dunn: Okay. Again thank you all very much for joining with us this morning and we look forward to reporting again after our first quarter results. Thank you.

Operator: That does conclude today’s teleconference. Thank you all for your participation.

END